                                                                     Exhibit 2.1









                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JULY 13, 2002

                                      AMONG

                                  PFIZER INC.,

                          PILSNER ACQUISITION SUB CORP.

                                       AND

                              PHARMACIA CORPORATION
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                                TABLE OF CONTENTS

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                                                                                 Page
                                                                                 ----
                                    ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

Section 1.1   The Merger....................................................      2
Section 1.2   Closing.......................................................      2
Section 1.3   Effective Time................................................      2
Section 1.4   Effects of the Merger.........................................      2
Section 1.5   Certificate of Incorporation..................................      2
Section 1.6   Bylaws........................................................      2
Section 1.7   Officers and Directors........................................      3
Section 1.8   Effect on Capital Stock.......................................      3
Section 1.9   Company Stock Options and Other Equity-Based Awards...........      4
Section 1.10  Certain Adjustments...........................................      5
Section 1.11  Associated Rights.............................................      6
Section 1.12  Appraisal Rights..............................................      6


                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

Section 2.1   Exchange Fund.................................................      6
Section 2.2   Exchange Procedures...........................................      6
Section 2.3   Distributions with Respect to Unexchanged Shares; Voting......      7
Section 2.4   No Further Ownership Rights in Company Common Stock...........      8
Section 2.5   No Fractional Shares of Parent Common Stock...................      8
Section 2.6   Termination of Exchange Fund..................................      9
Section 2.7   No Liability..................................................      9
Section 2.8   Investment of the Exchange Fund...............................      9
Section 2.9   Lost Certificates.............................................      9
Section 2.10  Withholding Rights............................................      9
Section 2.11  Further Assurances............................................     10
Section 2.12  Stock Transfer Books..........................................     10
Section 2.13  Affiliates....................................................     10


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

Section 3.1   Representations and Warranties of Parent......................     10
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                                      -i-
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
Section 3.2   Representations and Warranties of the Company.................     20
Section 3.3   Representations and Warranties of Parent and Merger Sub.......     30


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1   Covenants of Parent...........................................     30
Section 4.2   Covenants of the Company......................................     32
Section 4.3   Monsanto Indebtedness.........................................     36
Section 4.4   Governmental Filings..........................................     36
Section 4.5   Control of Other Party's Business.............................     36
Section 4.6   Actions to Company Benefit Plans..............................     37
Section 4.7   Exchange of Preferred Stock...................................     37


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

Section 5.1   Preparation of Proxy Statement; Stockholders Meetings.........     37
Section 5.2   Access to Information/Employees...............................     40
Section 5.3   Reasonable Best Efforts.......................................     41
Section 5.4   Acquisition Proposals.........................................     43
Section 5.5   Employee Benefits Matters.....................................     44
Section 5.6   Fees and Expenses.............................................     46
Section 5.7   Directors' and Officers' Indemnification and Insurance........     46
Section 5.8   Public Announcements..........................................     47
Section 5.9   Accountant's Letters..........................................     47
Section 5.10  Listing of Shares of Parent Common Stock......................     47
Section 5.11  Dividends.....................................................     48
Section 5.12  Affiliates....................................................     48
Section 5.13  Section 16 Matters............................................     48
Section 5.14  Tax Treatment.................................................     48
Section 5.15  Tax Certificates..............................................     49
Section 5.16  Completion of Spin-off or Sale of Monsanto....................     49
Section 5.17  Restructure of Transaction....................................     49
Section 5.18  Election to Parent's Board of Directors.......................     49


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

Section 6.1   Conditions to Each Party's Obligation to Effect the Merger....     49
Section 6.2   Additional Conditions to Obligations of Parent and Merger Sub.     50
Section 6.3   Additional Conditions to Obligations of the Company...........     51

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

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
Section 7.1   General.......................................................     52
Section 7.2   Obligations in Event of Termination...........................     54
Section 7.3   Amendment.....................................................     56
Section 7.4   Extension; Waiver.............................................     56
Section 7.5   No Effect on Existing Agreements..............................     56


                                  ARTICLE VIII

                               GENERAL PROVISIONS

Section 8.1   Non-Survival of Representations, Warranties and Agreements....     57
Section 8.2   Notices.......................................................     57
Section 8.3   Interpretation................................................     58
Section 8.4   Counterparts..................................................     58
Section 8.5   Entire Agreement; No Third Party Beneficiaries................     58
Section 8.6   Governing Law.................................................     58
Section 8.7   Severability..................................................     58
Section 8.8   Assignment....................................................     59
Section 8.9   Submission to Jurisdiction; Waivers...........................     59
Section 8.10  Enforcement...................................................     59
Section 8.11  Definitions...................................................     59

                                LIST OF EXHIBITS

Exhibit     Title
-------     -----
1.8(b)      Certificate of Designations for Parent Convertible Preferred Stock
5.12        Form of Affiliate Letter
5.15        Form of the Company Spin-Off Representations Letter to Cadwalader,
            Wickersham & Taft
6.2(c)(1)   Form of Tax Opinion of Cadwalader, Wickersham & Taft
6.2(c)(2)   Form of Parent Tax Representations Letter
6.2(c)(3)   Form of the Company Tax Representations Letter
6.3(c)(1)   Form of Tax Opinion of Sullivan & Cromwell

            AGREEMENT AND PLAN OF MERGER, dated as of July 13, 2002 (this "Agreement"), among PFIZER INC., a Delaware corporation ("Parent"), PILSNER ACQUISITION SUB CORP., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and PHARMACIA CORPORATION, a Delaware corporation (the "Company" and collectively with Parent and Merger Sub, the "parties").


                              W I T N E S S E T H:
                              - - - - - - - - - -


            WHEREAS, the respective Boards of Directors of the Company and Parent deem it advisable and in the best interests of each corporation and its respective stockholders that the Company and Parent engage in a business combination in order to advance the long-term strategic business interests of the Company and Parent;


            WHEREAS, the combination of the Company and Parent shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");


            WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company and Parent have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $2.00 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by Parent or directly or indirectly by the Company, together with the associated Company Rights (as defined in Section 3.2(b)) will be converted into the right to receive shares of common stock, par value $0.05 per share, of Parent ("Parent Common Stock") as set forth in Section 1.8 and each share of preferred stock that has been issued (as contemplated and permitted by Sections 4.2(c) and 4.7) in exchange for the then outstanding shares of Series B Convertible Perpetual Preferred Stock, par value $0.01 per share, of the Company (the currently existing preferred stock being the "Series B Preferred Stock" and the newly issued shares of preferred stock being the "Company Convertible Preferred Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of a new series of convertible preferred stock to be issued by Parent at the Effective Time and to be designated as Series A Convertible Perpetual Preferred Stock ("Parent Convertible Preferred Stock") as set forth in Section 1.8;


            WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and


            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

            Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

            Section 1.2 Closing. Upon the terms and subject to the conditions set forth in Article VI, and the termination rights set forth in Article VII, the closing of the Merger (the "Closing") will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions) set forth in Article VI, unless this Agreement has been previously terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York, 10038, unless another place is agreed to in writing by the parties.

            Section 1.3 Effective Time. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

            Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            Section 1.5 Certificate of Incorporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

            Section 1.6 Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

            Section 1.7 Officers and Directors. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

            Section 1.8 Effect on Capital Stock.

            (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or Merger Sub or held by the Company, all of which shall be canceled as provided in Section 1.8(d)), together with the associated Company Rights (as defined in Section 3.2(b)), shall be converted into 1.4 validly issued, fully paid and non-assessable shares of Parent Common Stock (the "Exchange Ratio") and the associated Parent Rights (as defined in Section 3.1(b)) (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.5, the "Common Stock Merger Consideration").

            (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall, except as provided in Section 1.12 with respect to the shares of Company Convertible Preferred Stock as to which appraisal rights have been exercised, be converted into the right to receive one share of Parent Convertible Preferred Stock (the "Preferred Merger Consideration" and together with the Common Stock Merger Consideration, the "Merger Consideration") having terms substantially as set forth in the form of the Series A Convertible Perpetual Preferred Stock Certificate of Designations attached as Exhibit 1.8(b) hereto. Prior to the Closing, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Parent Convertible Preferred Stock.

            (c) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (together with the associated Company Rights) and Company Convertible Preferred Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock ("Common Certificates") or of Company Convertible Preferred Stock ("Preferred Certificates" and together with the Common Certificates, the "Certificates") shall thereafter cease to have any rights with respect to such shares of Company Common Stock (together with the associated Company Rights) or Company Convertible Preferred Stock, respectively, except as provided herein or by law.

            (d) Each share of Company Common Stock and Company Convertible Preferred Stock owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent or held by the Company at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

            (e) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $2.00 per share, of the Surviving Corporation.

            Section 1.9 Company Stock Options and Other Equity-Based Awards.

            (a) Each Company Stock Option (as defined in Section 3.2(b)) that was granted pursuant to the Company Stock Option Plans (as defined in Section 3.2(b)) prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option (but taking into account any changes thereto provided for in the Company Stock Option Plans or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. On or prior to the Effective Time, the Company will take all actions necessary such that all Company Stock Options outstanding prior to the Effective Time under the Company Stock Option Plans are treated in accordance with the immediately preceding sentences, including, but not limited to, precluding the holder of each Company Stock Option from receiving any cash payments in respect of such Option in connection with the Merger.

            (b) Effective at the Effective Time, Parent shall assume each Company Stock Option in accordance with the terms of the Company Stock Option Plan under which it was issued and the stock option agreement by which it is evidenced. As soon as practicable after the Effective Time, but no later than five (5) Business Days after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Option Plans (including that, in connection with the Merger and pursuant to the terms of the Company Stock Option Plans, the Company Stock Options of such holders have become fully vested and exercisable) and the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions. To the extent permitted by law, Parent shall comply with the terms of the Company Stock Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such Company Stock Option Plans, to have the Company Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

            (c) Prior to the Closing, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options or in connection with restricted shares or in connection with the settlement of stock accounts in accordance with this Section
1.9 or in connection with any other Company Benefit Plan for which shares of Parent Common Stock are required to be reserved for issuance. Promptly after the Effective Time, but no later than five (5) Business Days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such options or restricted shares or stock accounts or Company Benefit Plans for which registration of shares of Parent Common Stock is required and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options, restricted shares or stock accounts remain outstanding or for so long as such registration statement is required with respect to any other Company Benefit Plan. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Parent shall administer the Company Stock Option Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

            (d) Each restricted share of Company Common Stock, and other Company stock awards granted pursuant to the Company Stock Option Plans or Company Benefit Plans which are outstanding immediately prior to the Effective Time shall be converted, as of the Effective Time, into a number of shares of Parent Common Stock equal to the product of (1) the number of shares subject to the award and (2) the Exchange Ratio; and the number of shares of Parent Common Stock as so determined shall be delivered to the holder of each such award as soon as practicable following the Effective Time. Such converted awards shall otherwise be subject to the same terms, conditions and restrictions, if any, as were applicable to such awards under the relevant Company Stock Option Plan or Company Benefit Plan. Similarly, all Company Stock Option Plans and Company Benefit Plans (and awards thereunder, including stock appreciation rights) providing for cash payments measured by the value of Company Common Stock shall be deemed to refer to the number of shares of Parent Common Stock equal to the result of multiplying such number of shares of Company Common Stock by the Exchange Ratio, and such cash payments shall otherwise be made on the same terms, conditions and restrictions, if any, as were applicable under the relevant Company Stock Option Plan or Company Benefit Plan.

            Section 1.10 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that there shall be no adjustment as a result of any dividend or distribution to the Company's stockholders of the stock of Monsanto Company ("Monsanto") pursuant to the spin-off of Monsanto as described in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 (the "Monsanto Spin-Off").

            Section 1.11 Associated Rights. References in Article I and Article II of this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated Company Rights and references in Article I and Article II of this Agreement to Parent Common Stock shall include, unless the context requires otherwise, the associated Parent Rights.

            Section 1.12 Appraisal Rights.

            (a) Notwithstanding Section 1.8, shares of Company Convertible Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Convertible Preferred Stock in accordance with the DGCL shall not be converted into a right to receive the Preferred Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal in accordance with the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such shares of Company Convertible Preferred Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Preferred Merger Consideration.

            (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

            Section 2.1 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company to act as exchange agent hereunder (which entity shall be reasonably acceptable to the Company) for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock and Company Convertible Preferred Stock, certificates representing the Parent Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Company Common Stock and certificates representing the Parent Convertible Preferred Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Company Convertible Preferred Stock. Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Parent Common Stock and Parent Convertible Preferred Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

            Section 2.2 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the

Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) in the case of holders of Common Certificates (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, consisting of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3 and (ii) in the case of holders of Preferred Certificates (A) one or more shares of Parent Convertible Preferred Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the number of shares that such holder has the right to receive pursuant to Section 1.8 and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, consisting of dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock or Company Convertible Preferred Stock which is not registered in the transfer records of the Company, one or more shares of Parent Common Stock or Parent Convertible Preferred Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock or Parent Convertible Preferred Stock, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock or Company Convertible Preferred Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

            Section 2.3 Distributions with Respect to Unexchanged Shares;
Voting.

            (a) All shares of Parent Common Stock and Parent Convertible Preferred Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock or Parent Convertible Preferred Stock, as the case may be, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement; provided that no dividends or other distributions declared or made in respect of the Parent Common Stock or Parent Convertible Preferred Stock, as the case may be, with a record date that is 180 days or more after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock or Parent Convertible Preferred Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock. (b) For a period of one year following the Closing, holders of unsurrendered Certificates shall be entitled to vote at any meeting of Parent stockholders the number of whole shares of Parent Common Stock and Parent Convertible Preferred Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

            Section 2.4 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock and Parent Convertible Preferred Stock issued and cash paid upon conversion of shares of Company Common Stock or Company Convertible Preferred Stock in accordance with the terms of Article I and this
Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and Company Convertible Preferred Stock, as the case may be.

            Section 2.5 No Fractional Shares of Parent Common Stock.

            (a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

            (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price for a share of Parent Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs. Such payment of cash consideration in lieu of fractional shares of Parent Common Stock is not expected to exceed, in the aggregate, 1% of the total Merger Consideration.

            (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

            Section 2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock or Company Convertible Preferred Stock, as the case may be, formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Parent Common Stock or Parent Convertible Preferred Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock or Company Convertible Preferred Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

            Section 2.7 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            Section 2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that no such gain or loss thereon shall affect the amounts payable to the Company stockholders pursuant to Article I and the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Parent.

            Section 2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock or Company Convertible Preferred Stock, as the case may be, formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5, and unpaid dividends and distributions on shares of Parent Common Stock or Parent Convertible Preferred Stock to which such holders are entitled pursuant to
Section 2.3, as the case may be, deliverable in respect thereof, pursuant to this Agreement.

            Section 2.10 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Convertible Preferred Stock, Company Stock Options or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Convertible Preferred Stock, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

            Section 2.11 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

            Section 2.12 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock or Company Convertible Preferred Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock or Company Convertible Preferred Stock, as the case may be, formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

            Section 2.13 Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of Parent Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of the Company in accordance with Section 5.12 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and applicable rules and regulations of the Securities and Exchange Commission (the "SEC") until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.12) to Parent.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            Section 3.1 Representations and Warranties of Parent. Except as set forth in the Parent disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the disclosure set forth in the Parent Disclosure Schedule is readily applicable to such other representation or warranty), Parent represents and warrants to the Company as follows:

            (a) Organization, Standing and Power; Subsidiaries.

      (i) Each of Parent and each of its Subsidiaries (as defined in Section 8.11) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11) on Parent, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. The copies of the certificate of incorporation and bylaws of Parent which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

      (ii) Exhibit 21 to Parent's Annual Report on Form 10K for the year ended December 31, 2001 ("Parent Exhibit 21") includes all the Subsidiaries of Parent which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Parent Exhibit 21, owned directly or indirectly by Parent, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Parent SEC Reports (as defined in Section 3.1(d)) filed prior to the date hereof, neither Parent nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

      (b) Capital Structure.

            (i) As of March 31, 2002, the authorized capital stock of Parent consisted of (A) 9,000,000,000 shares of Parent Common Stock of which 6,254,532,591 shares were outstanding and 539,225,789 shares were held in the treasury of Parent and (B) 12,000,000 shares of Preferred Stock, no par value, of which 3,000,000 shares have been designated Series A Junior Preferred Stock and reserved for issuance upon exercise of the rights (the "Parent Rights") distributed to the holders of Parent Common Stock pursuant to the Rights Agreement, dated as of October 6, 1997 between Parent and ChaseMellon Shareholder Services, L.L.C. (the "Parent Rights Agreement"). Since March 31, 2002 to the date of this Agreement, there have been no issuances of shares of the capital stock of Parent or any other securities of Parent other than issuances of shares of Parent Common Stock pursuant to options or rights outstanding as of March 31, 2002 under the Benefit Plans (as defined in Section 8.11) of Parent. All issued and outstanding shares of the capital stock of Parent are, and when shares of Parent Common Stock and Parent Convertible Preferred Stock are issued in the Merger or upon exercise of stock options converted in the Merger pursuant to Section 1.9, such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There were outstanding as of March 31, 2002 no options, warrants or other rights to acquire capital stock from Parent other than (x) the Parent Rights and
      (y) options, restricted stock and other rights to acquire capital stock from Parent representing in the aggregate the right to purchase approximately 475,613,737 shares of Parent Common Stock (collectively, the "Parent Stock Options") under Parent's Stock and Incentive Plan, Parent's Performance-Contingent Share Award Program, Parent's 2001 Performance-Contingent Share Award Plan, Parent's Annual Retainer Unit Award Plan (for non-employee Directors), Parent's Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and Parent's Restricted Stock Plan for Non-Employee Directors, the Company 1996 Stock Plan (collectively, the "Parent Stock Option Plans"). Section 3.1(b) of the Parent Disclosure Schedule sets forth a complete and correct list, as of March 31, 2002, of the number of shares of Parent Common Stock subject to Parent Stock Options or other rights to purchase or receive Parent Common Stock granted under the Parent Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from Parent have been issued or granted since March 31, 2002 to the date of this Agreement.

            (ii) No bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote ("Parent Voting Debt") are issued or outstanding.

            (iii) Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 1.8 and Section 1.9, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries. There are not outstanding any stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Parent or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of Parent based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause Parent or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of Parents or its Subsidiaries.

            (c) Authority; No Conflicts.

            (i) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the requisite stockholder approval of the issuance of the shares of Parent Common Stock to be issued in the Merger (the "Share Issuance") and the amendment to the Parent Restated Certificate of Incorporation to increase the authorized share capital (the "Certificate Amendment"), in each case, by the votes set forth in Section 3.1(g) hereof (such votes as set forth in such Section 3.1(g) collectively being the "Parent Stockholder Approval"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject to obtaining the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (ii) The execution and delivery of this Agreement by Parent does not or will not, as the case may be, and the consummation by Parent of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets, including Intellectual Property (as defined in Section 3.1(p)) (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or bylaws of Parent or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of Parent, or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, or subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

            (iii) No consent, approval, order or authorization of, clearance by, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to

      Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act, (D) the Exchange Act, (E) the DGCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of the NYSE, (G) antitrust or other competition laws, of the European Union or other jurisdictions, and (H) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Necessary Consents."

            (d) Reports and Financial Statements.

            (i) Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the "Parent SEC Reports"). No Subsidiary of Parent is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes and schedules) included or incorporated by reference in the Parent SEC Reports presents fairly, or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations, retained earnings and cash flows of Parent and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Parent SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

            (ii) Except as disclosed in the Parent SEC Reports filed prior to the date hereof, Parent and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Parent and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

            (e) Information Supplied.

            (i) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) will, on the date it is first mailed to the Company stockholders or Parent stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting (each as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

            (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

            (f) Board Approval. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Parent Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement, the Merger, the Certificate Amendment and the Share Issuance and
(iii) recommended that the stockholders of Parent approve the Share Issuance and Certificate Amendment and directed that the Share Issuance and the Certificate Amendment be submitted for consideration by Parent's stockholders at the Parent Stockholders Meeting.

            (g) Vote Required. The affirmative vote of a majority of the votes cast by the holders of Parent Common Stock, provided that the total votes cast represents a majority of the outstanding shares of Parent Common Stock, is the only vote of the holders of any class or series of Parent capital stock necessary to consummate the Share Issuance. The affirmative vote of a majority of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of Parent capital stock necessary to consummate the Certificate Amendment. Other than the votes set forth in this Section 3.1(g), there are no votes of the holders of any class or series of Parent capital stock necessary to consummate any of the transactions contemplated hereby.

            (h) Litigation; Compliance with Laws.

            (i) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there are no suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of Parent, threatened, against or affecting Parent or any

      Subsidiary of Parent which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

            (ii) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Parent and its Subsidiaries, taken as a whole (the "Parent Permits"). Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is in violation of, and Parent and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

            (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.1, since March 31, 2002,
(i) Parent and its Subsidiaries have conducted their business only in the ordinary course; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of Parent's capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; (iii) there has not been any action taken by Parent or any of its Subsidiaries during the period from March 31, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1; and (iv) except as required by GAAP, there has not been any change by Parent in accounting principles, practices or methods. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since March 31, 2002, there have not been any changes, circumstances or events (including changes, circumstances or events involving, impacting or related to development stage products of Parent) which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

            (j) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Parent, except Lazard Freres & Co. LLC and Bear, Stearns & Co. Inc., whose fees and expenses will be paid by Parent.

            (k) Opinions of Parent Financial Advisors. Parent has received the opinions of Lazard Freres & Co. LLC and Bear, Stearns & Co. Inc., each dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to Parent, from a financial point of view, copies of which opinions will be promptly delivered to the Company in connection with the preparation of the necessary regulatory filings.

            (l) Employee Benefit Plans. Except as disclosed in the Parent SEC Reports, there are no Benefit Plans maintained by Parent covering only Parent executive officers. Each Benefit Plan maintained by Parent has been operated and administered in accordance with its terms and applicable law, except where failure to do so would not reasonably be expected to have a Material Adverse Effect on Parent. The execution of this Agreement and the consummation of the Merger will not constitute an event under any Benefit Plan maintained by Parent that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Parent employee which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

            (m) Foreign Corrupt Practices and International Trade Sanctions. To Parent's knowledge, neither Parent, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, (the "FCPA") or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except, in each case, which will not have a Material Adverse Effect on Parent.

            (n) No Restrictions on the Merger; Takeover Statutes. The Board of Directors of Parent has taken all necessary action to render Section 203 of the DGCL, and any other potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or by-laws, or other organizational or constitutive document or governing instruments of Parent or any of its Subsidiaries, inapplicable to this Agreement and the transactions contemplated hereby.

            (o) Environmental Matters.

            (i) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, (i) the operations of Parent and its Subsidiaries have been and are in compliance with all Environmental Laws and with all licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of Parent, threatened, Environmental Claims under or pursuant to Environmental Laws against Parent or its Subsidiaries or involving any real property currently or, to the knowledge of Parent, formerly owned, operated or leased by Parent or its Subsidiaries, (iii) to the knowledge of Parent, Parent and its Subsidiaries have not incurred any Environmental Liabilities and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of Parent, formerly owned, operated or leased by Parent or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and, to the knowledge of Parent, all real property operated or leased by Parent or its Subsidiaries is free of contamination from Hazardous Material that would have an adverse effect on human health or the environment and (v) other than in compliance with any Environmental Laws, there is not now, nor, to the knowledge of Parent, has there been in the past, on, in or under any real property owned, leased or operated by Parent or any of its predecessors (A) any underground storage tanks, regulated pursuant to 40 C.F.R. Part 280 or delegated state programs, dikes or impoundments containing more than a reportable quantity of Hazardous Materials, (B) any friable asbestos-containing materials or (c) any polychlorinated biphenyls.

            (ii) For purposes of this Section 3.1(o) and Section 3.2(j) the following terms shall have the following meanings:

            "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, orders, claims, liens, investigations, requests for information, proceedings, or notices of noncompliance or violation (written or oral) by any person (including, without limitation, any governmental authority) alleging liability or potential liability arising out of, based on or resulting from (A) the presence release or disposal or threatened release or disposal, of any Hazardous Materials at any location, or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or permit thereunder, or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from exposure to or the presence, release, or disposal or threat thereof of any Hazardous Materials.

            "Environmental Law" means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction promulgated by any Governmental Entity, (A) for the protection of the environment (including air, water, soil and natural resources) or (B) regulating the use, storage, handling, release or disposal of any chemical, material, waste or hazardous substance.

            "Hazardous Material" means any substance listed, defined, designated or regulated pursuant to any applicable Environmental Law including petroleum products and byproducts, asbestos and polychlorinated biphenyls.

            "Environmental Liabilities" means all liabilities, actions, remedial obligations, losses, damages, fines, penalties and sanctions arising under any Environmental Law.

            (p) Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement,
(i) Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of Parent, the use of any Intellectual Property by Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of Parent, no Person is challenging, infringing on or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Parent or its Subsidiaries; and (iv) neither Parent nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Parent and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Parent or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any domestic or foreign jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any such jurisdiction; nonpublic information, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any such jurisdiction; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

            (q) Taxes

            (i) Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed, all Tax Returns required to be filed, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on Parent. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been or will be timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

            (ii) The most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

            (iii) The Federal income Tax Returns of Parent and each of its Subsidiaries consolidated in such Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1995. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

            (iv) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is bound by any Tax sharing agreements with third parties.

            (v) Prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (i) within the one-year period ending on the date of this Agreement or (ii) which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

            (vi) For purposes of this Agreement:

                  (A) "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

                  (B) "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

            Section 3.2 Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the disclosure set forth in the Company Disclosure Schedule is readily applicable to such other representation or warranty), the Company represents and warrants to Parent as follows:

            (a) Organization, Standing and Power; Subsidiaries.

            (i) Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

      The copies of the certificate of incorporation and bylaws of the Company which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

            (ii) Exhibit 21 to the Company's Annual Report on Form 10K for the year ended December 31, 2001 ("Company Exhibit 21") includes all the Subsidiaries of the Company which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the
      SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Company Exhibit 21, owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Company SEC Reports (as defined in Section 3.2(d)) filed prior to the date hereof, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

            (b) Capital Structure.

            (i) As of March 31, 2002, the authorized capital stock of the Company consisted of (A) 3,000,000,000 shares of Company Common Stock, of which 1,295,761,753 shares were outstanding and 189,041,409 shares were held in the treasury of the Company, (B) 10,000,000 shares of Preferred Stock, par value $0.01 per share, of which 7,500 have been designated as Series B Convertible Perpetual Preferred Stock, of which 6,357 shares were outstanding and (C) 1,500,000 shares of Preferred Stock, no par value, which have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Company Rights") distributed to the holders of Company Common Stock pursuant to the Amended and Restated Rights Agreement dated as of February 20, 2001, between the Company and Mellon Investor Services LLC (the "Company Rights Agreement"). Since March 31, 2002 to the date of this Agreement, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company other than issuances of shares of Company Common Stock (and accompanying Company Rights) pursuant to options or rights outstanding as of March 31, 2002 under the Benefit Plans of the Company. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of March 31, 2002 no options, warrants or other rights to acquire capital stock from the Company other than (x) Company Rights and (y) options and other rights to acquire capital stock of the Company representing in the aggregate the right to purchase 76,396,436 shares of Company Common Stock (collectively, the "Company Stock Options") under The Pharmacia & Upjohn, Inc. Long-Term Incentive Plan, The Pharmacia Corporation Management Incentive Plan, 2000 Operations Committee Incentive Plan, The Pharmacia Corporation 2001 Long Term

      Incentive Plan, The Operations Committee Incentive Plan - 2001 Long Term Incentive Plan and the Employee Stock Purchase Plan - 2001 Long Term Incentive Plan (collectively, the "Company Stock Option Plans"). Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of March 31, 2002, of the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from the Company have been issued or granted since March 31, 2002 to the date of this Agreement.

            (ii) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote ("Company Voting Debt") are issued or outstanding.

            (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. There are not outstanding any stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or its Subsidiaries.

            (c) Authority; No Conflicts.

            (i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Company Stockholder Approval (as defined in Section 3.2(g)). The execution and delivery of this

      Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (ii) The execution and delivery of this Agreement by the Company does not or will not, as the case may be, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of the Company or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of the Company or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

            (iii) No consent, approval, order or authorization of, clearance by, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            (d) Reports and Financial Statements.

            (i) The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the "Company SEC Reports"). No Subsidiary of the Company is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes and schedules) included or incorporated by reference in the Company SEC Reports presents fairly, or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations, retained earnings and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

            (ii) Except as disclosed in the Company SEC Reports filed prior to the date hereof, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            (e) Information Supplied.

            (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to the Company stockholders or Parent stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. (ii) Notwithstanding the foregoing provisions of this
      Section 3.2(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

            (f) Board Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's stockholders at the Company Stockholders Meeting.

            (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Convertible Preferred Stock (voting together with the Company Common Stock on an as converted basis) to adopt this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company capital stock necessary to consummate the transactions contemplated hereby.

            (h) Litigation; Compliance with Laws.

            (i) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

            (ii) Except as disclosed in the Company SEC Reports filed prior to the date of the Agreement and except as would, in the aggregate, not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the "Company Permits"). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is in violation of, and the Company and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.2, since March 31, 2002,
(i) the Company and its Subsidiaries have conducted their business only in the ordinary course; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the Company's capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; (iii) there has not been any action by the Company or any of its Subsidiaries during the period from March 31, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.2; and (iv) except as required by GAAP, there has not been any change by the Company in accounting principles, practices or methods. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since March 31, 2002, there have not been any changes, circumstances or events (including changes, circumstances or events involving, impacting or related to development stage products of the Company) which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

            (j) Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (i) the operations of the Company and its Subsidiaries have been and are in compliance with all Environmental Laws and with all licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of the Company, threatened, Environmental Claims under or pursuant to Environmental Laws against the Company or its Subsidiaries or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries, (iii) to the knowledge of the Company, the Company and its Subsidiaries have not incurred any Environmental Liabilities and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and, to the knowledge of the Company, all real property operated or leased by the Company or its Subsidiaries is free of contamination from Hazardous Material that would have an adverse effect on human health or the environment and (v) other than in compliance with any Environmental Laws, there is not now, nor, to the knowledge of the Company, has there been in the past, on, in or under any real property owned, leased or operated by the Company or any of its predecessors (A) any underground storage tanks, regulated pursuant to 40 C.F.R. Part 280 or delegated state programs, dikes or impoundments containing more than a reportable quantity of Hazardous Materials, (B) any friable asbestos-containing materials or (c) any polychlorinated biphenyls.

            (k) Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of the Company, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

            (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company, except Goldman, Sachs & Co., whose fees and expenses will be paid by the Company.

            (m) Opinions of the Company Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock, copies of which opinions will promptly be provided to Parent.

            (n) Taxes.

            (i) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed, all Tax Returns required to be filed, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been or will be timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

            (ii) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

            (iii) The Federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1995. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

            (iv) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any Tax sharing agreements with third parties.

            (v) Prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (i) within the one-year period ending on the date of this Agreement or (ii) which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

            (vi) The Company's aggregate adjusted Federal income tax basis in its shares of Monsanto common stock is currently, and at the time of the Monsanto Spin-Off or Monsanto Sale Transaction (as defined in Section 5.16) occurs, will be, no less than $ 7 billion.

            (o) Certain Contracts. As of the date hereof, except as set forth in the Company SEC Reports filed prior to the date of this Agreement or set forth on Section 3.2(o) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). Except as set forth on Schedule 3.2(o) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreements or any other agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that would, after the Effective Time, to the knowledge of the Company, limit or restrict Parent or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area or, in the case of the pharmaceutical business, any therapeutic area, class of drugs or mechanism of action, that relate to the top 25 marketed products or any development stage product currently in Phase III.

            (p) Employee Benefit Plans. Section 3.2(p) of the Company Disclosure Schedule, sets forth all U.S. Benefit Plans maintained by the Company or any of its Subsidiaries; all Benefit Plans maintained by the Company or any of its Subsidiaries outside the U.S. will be listed on listed on Schedule 3.2(p) by the Company within seven (7) Business Days of the date of this Agreement. Except as disclosed in the Company SEC Reports, there are no Benefit Plans maintained by the Company (each, a "Company Benefit Plan") covering only the Company executive officers. Each Company Benefit Plan has been operated and administered in accordance with its terms and applicable law, except where failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company. The execution of this Agreement and the consummation of the Merger will not constitute an event under any Company Benefit Plan that will or may result in any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Company employee which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

            (q) Labor Matters. Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company, the Company is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

            (r) Foreign Corrupt Practices and International Trade Sanctions. To the Company's knowledge, neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the FCPA or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations except, in each case, which will not have a Material Adverse Effect on the Company.

            (s) Company Stockholder Rights Plan. The Board of Directors of the Company has amended the Company Rights Agreement (the "Rights Agreement Amendment") in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. The Company has delivered to the Parent a true and correct copy of the Rights Agreement Amendment.

            (t) Compliance with Co-Promotion Agreements. The Company has delivered to Parent all material documents filed with governmental authorities as required to be provided to Parent pursuant to the terms of the U.S. Collaboration Agreement (Second Generation), dated as of February 18, 1998, by and among, Parent, the Company (as successor to Monsanto Company) and G.D. Searle & Co., the U.S. Collaboration Agreement (Celecoxib), dated as of February 18, 1998, by and among, Parent, the Company (as successor to Monsanto Company) and G.D. Searle & Co., and any other agreements among Parent, the Company and G.D. Searle & Co. with respect to Cox-2 Second Generation drugs and Celocoxib (collectively, the "Co-Promotion Agreements"). To the knowledge of the Company, these documents comprise all information that would be material to an evaluation of the safety and efficacy of the Cox-2 Second Generation drugs and Celocoxib.

            (u) Monsanto Documents. All material agreements (whether written or oral) between the Company and Monsanto have been disclosed in the Company SEC Reports and there has not been any material amendment or change to any such agreements and the Company has not entered into any new material agreements (whether written or oral) with Monsanto since March 31, 2002.

            (v) No Restrictions on the Merger; Takeover Statutes. The Board of Directors of the Company has taken all necessary action to render Section 203 of the DGCL, and any other potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or by-laws, or other organizational or constitutive document or governing instruments of the Company or any of its Subsidiaries, inapplicable to this Agreement and the transactions contemplated hereby.

            Section 3.3 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

            (a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of Parent.

            (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The copies of the certificate of incorporation and bylaws of Merger Sub which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

            (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub or any law binding on Merger Sub.

            (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

            (e) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and
(iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

            Section 4.1 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as disclosed in the Parent Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that the Company shall otherwise consent in writing):

            (a) Ordinary Course. Parent and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically permitted by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

            (b) Dividends. Parent shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, declare or pay any dividends or distributions on or make other distributions in respect of any of its capital stock, except (i) the declaration and payment of regular quarterly cash dividends not in excess of the amount set forth in Section 4.1(b) of the Parent Disclosure Schedule per share of Parent Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice and
(ii) for dividends by wholly owned Subsidiaries of Parent.

            (c) Governing Documents. Except to the extent required to comply with applicable law or their obligations hereunder, Parent and Merger Sub shall not amend or propose to so amend their respective certificates of incorporation, bylaws or other governing documents.

            (d) No Acquisitions. Other than (i) acquisitions disclosed on the Parent Disclosure Schedule and (ii) acquisitions for cash in existing or related lines of business of Parent the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount that would be material to the business and assets of the Parent and its Subsidiaries, taken as a whole, Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or business organization or division thereof; provided, however, that acquisitions that would otherwise be permitted under clause (ii) of this
Section 4.1(d) shall be prohibited if they, individually or in the aggregate, present (x) a risk of making it materially more difficult to obtain any approval or authorization required in order to meet the conditions set forth in Sections 6.1(c) and 6.1(f) or (y) a risk of materially delaying or impairing the consummation of the Merger; and provided, further, however, that nothing in this
Section 4.1(d) shall prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Parent or (y) the creation of new Subsidiaries of Parent organized to conduct or continue activities otherwise permitted by this Agreement. Parent and its Subsidiaries shall not enter into any joint venture, license or alliance or jointly promote, market or develop any products with any other Person if such actions, individually or in the aggregate, present (x) a risk of making it materially more difficult to obtain any approval or authorization required in order to meet the conditions set forth in Sections 6.1(c) and 6.1(f) or (y) a risk of materially delaying or impairing the consummation of the Merger.

            (e) Accounting Methods. Except as disclosed in Parent SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Parent shall not change its methods of accounting in effect at March 31, 2002, except as required by changes in GAAP as concurred in by Parent's independent public accountants.

            (f) No Related Actions. Parent will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing. Section 4.2 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, as disclosed in the Company Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Parent shall otherwise consent in writing):

            (a) Ordinary Course.

            (i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically permitted by any other provision of this Section 4.2 shall be deemed a breach of this
      Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

            (ii) Other than in connection with acquisitions and activities permitted by Section 4.2(e), the Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any licensing agreement, except for licensing agreements set forth in Section 4.2(a)(ii) of the Company Disclosure Schedule and, subject to Section 4.2(e), any licensing agreement relating to the non-pharmaceutical licenses of the Company entered into in the ordinary course of business, (B) enter into or terminate any "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or agreement or make any change in any material lease or contract, other than in the ordinary course of business; (C) enter into any new line of business; (D) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than Permitted Capital Expenditures (as defined below) and obligations or liabilities in connection therewith, (E) with respect to the pharmaceutical and consumer healthcare businesses, enter into any contract, agreement or other arrangement for the sale of products or inventories or for the furnishing of services by the Company or any of its Subsidiaries which contract, agreement or other arrangement involves amounts or expenditures in excess of $20 million or which may give rise to commitments which may extend beyond twelve months from the date of such contract, agreement or arrangement, unless, such contract, agreement or arrangement can be terminated by the Company or its Subsidiary, as the case may be, by giving less than 60 days' notice and without incurring an obligation to pay any material premium or penalty or suffering any other material detriment, or (F) with respect to the pharmaceutical business, enter into an agreement to provide rebates or discounts to public, governmental, or private entities, unless such agreement is able to be terminated within one year without penalty and the rebates or discounts therein do not differ significantly from prior arrangements or agreements. As used herein, a "Permitted Capital Expenditure" is a capital expenditure which (i) is set forth on a Capital Expenditure Schedule to be delivered by the Company as contemplated by the Company Disclosure Schedule or (ii) is (A) less than $20 million in the case of any single expenditure or related series of expenditures and (B) $100 million in the aggregate for all capital expenditures incurred pursuant to this clause (ii) and not clause (i). The Company will deliver to Parent on a quarterly basis a schedule of actual capital expenditures made.

            (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of $0.135 per share of Company Common Stock and 6.25% of the per share stated value per annum per share of (x) Series B Preferred Stock or (y) Company Convertible Preferred Stock, in each case, with usual record and payment dates for such dividends in accordance with past dividend practice; (B) dividends or distributions by wholly owned Subsidiaries of the Company, (C) dividends or distributions from Monsanto to the Company, and
(D) any stock dividend or distribution by the Company to effect the Monsanto Spin-Off; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except (I) for the exchange of the Series B Preferred Stock in connection with the issuance of the Company Convertible Preferred Stock, (II) for the purchase from time to time by the Company of Company Common Stock (and the associated Company Rights) in the ordinary course of business consistent with past practice in connection with the Company Benefit Plans and (III) for the redemption or exchange of Company Rights in accordance with Company Rights Agreement.

            (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Company Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock (and the associated Company Rights) upon the exercise of Company Stock Options or in connection with the Company Benefit Plans, in each case, in accordance with their present terms or pursuant to Company Stock Options or other stock based awards granted pursuant to clause
(iii) below, (ii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of the Company, (iii) the granting of Company Stock Options or other stock based awards to acquire shares of Company Common Stock granted under the Company Benefit Plans in the ordinary course of business consistent with past practice, (iv) pursuant to acquisitions set forth on the Company Disclosure Schedule, (v) issuances in accordance with Company Rights Agreement or (vi) the issuance of the Company Convertible Preferred Stock in accordance with the terms and provisions of Section 4.7.

            (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, the Company shall not amend or propose to so amend its certificate of incorporation or bylaws.

            (e) No Acquisitions. Other than (i) acquisitions disclosed on the Company Disclosure Schedule and (ii) acquisitions for cash in existing or related lines of business of the Company and its Subsidiaries, the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed $20 million for any individual acquisition, or $100 million in the aggregate for all such acquisitions, the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division thereof; provided, however, that the acquisitions that would otherwise be permitted under clause (ii) of this Section 4.2(e) shall be prohibited if they, individually or in the aggregate, present (x) a risk of making it materially more difficult to obtain any approval or authorization required in order to meet the conditions set forth in Sections 6.1(c) and 6.1(f) or (y) a risk of materially delaying or impairing the consummation of the Merger; and provided, further, however, that nothing in this Section 4.2(e) prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of the Company or (y) the creation of new Subsidiaries of the Company organized to conduct or continue activities otherwise permitted by this Agreement.

            (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of the Company, (ii) dispositions referred to in the Company SEC Reports filed prior to the date of this Agreement, (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Company Disclosure Schedule, (iv) the sale or disposition of assets or stock of Monsanto, or (v) the Monsanto Spin-Off, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds $20 million for any individual disposition, or $100 million in the aggregate for all such dispositions.

            (g) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by Section 4.2(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company, (y) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $100 million in the aggregate (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement; provided that any outstanding borrowings or debt under such credit facilities, indentures and other arrangements shall not exceed $250 million, in the aggregate.

            (h) Compensation. Other than as contemplated by Sections 4.2(c) or 4.2(h) of the Company Disclosure Schedule, the Company shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional Company Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan and, in the case of any of the foregoing, except, in any case, in the ordinary course of business consistent with past practice or as required by an existing agreement.

            (i) Accounting Methods; Income Tax Elections. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, the Company shall not change its methods of accounting in effect at March 31, 2002, except as required by changes in GAAP as concurred in by the Company's independent public accountants. The Company shall not (i) change its fiscal year or (ii) make or change any material tax election, settle or compromise any material tax liability or claim for refund, without the prior written consent of Parent.

            (j) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Parent or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area or, in the case of the pharmaceutical business, any therapeutic area, class of drugs or mechanism of action which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

            (k) Monsanto Separation Agreements. Neither the Company nor its Subsidiaries shall amend, modify, alter, supplement or terminate the Separation Agreement, the Tax Sharing Agreement, the Corporate Agreement, the Intellectual Property Transfer Agreement, the Services Agreement or the Employee Benefits and Compensation Allocation Agreement, each agreement dated as of September 1, 2000 and by and between the Company and Monsanto and the Protocol Agreement, dated as of July 1, 2002, by and among the Company, Monsanto and Solutia Inc. (collectively and each as amended through the date hereof, the "Separation Agreements"), other than, in any such case, for technical or ministerial amendments necessary or appropriate to effect the Monsanto Spin-Off.

            (l) Settlement of Litigation. The Company shall not settle or compromise any material action, suit or claim, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material action, suit or claim.

            (m) No Related Actions. The Company will not, and will not permit any of its Subsidiaries to, agree or commit to any of the foregoing.

            Section 4.3 Monsanto Indebtedness.

            (a) The Company will use its reasonable best efforts consistent with its obligation to effectuate the Monsanto Spin-Off, to collect all outstanding indebtedness from Monsanto and Monsanto's subsidiaries and the release of all guarantees of other Monsanto obligations to other parties (collectively, "Monsanto Indebtedness"), other than current obligations for services provided to Monsanto pursuant to any agreements between the Company and Monsanto for the provision of services. The amount of Monsanto Indebtedness as of the date hereof is not greater than $650 million. The Company shall not invest in or lend any additional funds or extend further guarantees to Monsanto or to third parties on behalf of Monsanto. The Company shall not convert any Monsanto Indebtedness into equity or extend such indebtedness or guarantees beyond the terms currently applicable to such Monsanto Indebtedness; provided, however, to the extent the Company is unable to collect all of the Monsanto Indebtedness prior to the Monsanto Spin-Off, such uncollected indebtedness may be extended to a date no later than one (1) year after the Monsanto Spin-Off.

            (b) After the Monsanto Spin-Off, neither the Company nor any of its Subsidiaries shall lend any monies or extend credit to, or discount the receivables of, or enter into any sale or leaseback arrangement or any other form of financing with, or give any form of guarantee or indemnity in respect of, Monsanto or any of Monsanto's subsidiaries, associates or affiliates.

            Section 4.4 Governmental Filings. Each party shall (a) confer on a regular basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on material operational matters. The Company and Parent shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications filed with the SEC promptly after the same are filed.

            Section 4.5 Control of Other Party's Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise,


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

consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

            Section 4.6 Actions to Company Benefit Plans. Except as set forth in
Section 4.6 of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that neither the Company nor any of its Subsidiaries, nor the Company's Board of Directors, nor any committee of the Company, nor any employee of the Company shall take or cause to be taken any action that would increase any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits, or increase the number of participants, in each case, with respect to any Company Benefit Plan disclosed in the Company SEC Reports, except, in each case, in the ordinary course of business consistent with past practice.

            Section 4.7 Exchange of Preferred Stock. Prior to the Effective Time, the Company shall exchange all outstanding shares of Series B Preferred Stock for Company Convertible Preferred Stock on a one-for-one basis and having the terms set forth in Section 4.7 of the Company Disclosure Schedule.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

            Section 5.1 Preparation of Proxy Statement; Stockholders Meetings.

            (a) As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Parent shall prepare and file a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Parent's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will promptly provide the Company with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Parent, in connection with a Change in the Parent Recommendation (as defined in Section 5.1(c)), and the Company, in connection with a Change in the Company Recommendation (as defined in Section 5.1(b)), may amend or supplement the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions accurately described. A "Qualifying Amendment" means an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the Parent Recommendation or a Change in the Company Recommendation (as the case may be),
(ii) a statement of the reasons of the Board of Directors of Parent or the Company (as the case may be) for making such Change in the Parent Recommendation or Change in the Company Recommendation (as the case may be) and (iii) additional information reasonably related to the foregoing. Parent will use reasonable best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to Parent stockholders, and the Company will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's stockholders, in each case, as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parent and the Company.

            (b) The Company shall duly take (subject to compliance with the provisions of Section 3.1(e) and Section 3.2(e) (provided that the Company shall have used reasonable best efforts to ensure that such representations are true and correct)) all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval with respect to the adoption of this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Company Stockholder Approval; and the

Board of Directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company to the effect as set forth in Section 3.2(f) (the "Company Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) (a "Change") in any manner adverse to Parent such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Company Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of the Company does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and, provided further, that the Board of Directors of the Company may make a Change in the Company Recommendation (x) pursuant to Section 5.4 hereof or (y) prior to the Company Stockholders Meeting if the Board of Directors of the Company determines in good faith that a Material Adverse Effect has occurred with respect to Parent. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting the Agreement and approving the Merger; provided that this Agreement shall not be required to be submitted to the stockholders of the Company at the Company Stockholders Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof.

            (c) Parent shall duly take (subject to compliance with the provisions of Section 3.2(e) and Section 3.1(e) (provided that Parent shall have used reasonable best efforts to ensure that such representations are true and correct)) all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "Parent Stockholders Meeting") for the purpose of obtaining the Parent Stockholder Approval with respect to the approval of the Share Issuance and Certificate Amendment and shall take all lawful action to solicit the approval of the Share Issuance and Certificate Amendment by the Parent Stockholder Approval and the Board of Directors of Parent shall recommend approval of each of the Share Issuance and Certificate Amendment by the stockholders of Parent to the effect as set forth in Section 3.1(f) (the "Parent Recommendation"), and shall not Change in any manner adverse to the Company such recommendation or take any action or make any statement in connection with the Parent Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Parent Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Parent Recommendation) of factual information regarding the business, financial condition or operations of Parent or the Company (provided, that the Board of Directors of Parent does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Company its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and provided further, that the Board of Directors of Parent may make a Change in the Parent Recommendation prior to the Parent Stockholders Meeting if the Board of Directors of Parent determines in good faith that a Material Adverse Effect has occurred with respect to the Company. Notwithstanding any Change in the Parent Recommendation, a proposal to approve the Share Issuance and Certificate Amendment shall be submitted to the stockholders of Parent at the Parent Stockholders Meeting for the purpose of obtaining the Parent Stockholder Approval; provided that this Agreement shall not be required to be submitted to the stockholders of Parent at the Parent Stockholders Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof.

            (d) For purposes of this Agreement, a Change in the Company Recommendation shall be deemed to include, without limitation, a recommendation by the Company Board of Directors of a third party Acquisition Proposal with respect to the Company.

            Section 5.2 Access to Information/Employees.

            (a) Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other authorized representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with such parties, agents, advisors, attorneys and representatives with respect to litigation matters); provided, however, that either party may restrict the foregoing access to the extent that (i) in the reasonable judgment of such party, any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information (ii) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party (iii) such disclosure would result in disclosure of any trade secrets of third parties or (iv) disclosure of any such information or document could result in the loss of attorney client privilege; provided, however, that with respect to this clause
(iv), the parties and/or counsel for the parties shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to avoid the loss of attorney client privilege. Any such information obtained pursuant to this Section 5.2 ("Confidential Information") will be used solely for the purpose of consideration or performance of the transactions contemplated by this Agreement or any other agreement related hereto and will be kept confidential by the party obtaining such information and all persons obtaining such information on such party's behalf or who obtain such information from such party. Confidential Information shall not include information that (A) is or becomes generally available to the public other than as a result of disclosure by a party or its Representatives, or (B) is or becomes available to a party (other than the disclosing party) or its Representatives that is not known by the non-disclosing party to have any obligation not to disclose such information. Notwithstanding the foregoing, Confidential Information may be disclosed by a party (x) to its directors, officers, employees, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively "Representatives") who need to know such information if the party informs such Representatives of the confidential nature of such information and directs them to treat such information confidentially and to use such information for no purpose other than as specifically permitted by the Agreement and (y) if the party is legally required to make such disclosure as a result of a court order, subpoena or similar legal duress, provided that prior to such disclosure, the disclosing party gives to the other party prompt written notice of its receipt of such order or subpoena or similar document so that the other party has a reasonable opportunity prior to disclosure to obtain a protective order (if disclosure of Confidential Information is so required, the disclosing party shall disclose only that portion of such information that is so required and shall assist the other party in obtaining protective orders or undertakings that confidential treatment will be accorded to any such information furnished). In the event of termination of this Agreement, each party will promptly return to the other party all Confidential Information in its possession (including all written materials prepared or supplied by or on its behalf containing or reflecting any Confidential Information) and will not retain any copies, extracts or other reproductions in whole or in part of any Confidential Information. Any work papers, memoranda or other writings prepared by a party or its Representatives derived from or incorporating any Confidential Information shall be destroyed promptly upon termination of this Agreement, with such destruction confirmed to the other party in writing. Any oral Confidential Information will continue to be subject to the terms of this Section 5.2. Each party shall be responsible for the breach of the terms of this Section 5.2 by its Representative. Any investigation by Parent or the Company shall not affect the representation and warranties of the Company and Parent, as the case may be. In the event of any conflict between the terms of this Section 5.2 and the terms of the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control.

            (b) After the date hereof, Parent and the Company shall establish a mechanism reasonably acceptable to both parties by which Parent will be permitted, prior to the Effective Time and subject to applicable law, to communicate directly with the Company employees regarding employee related matters after the Effective Time.

            Section 5.3 Reasonable Best Efforts.

            (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined in Section 5.3(b) below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. If necessary to obtain any regulatory approval pursuant to any Regulatory Law, or if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted by a Governmental Entity), challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall cooperate with each other and, if necessary to (I) obtain any regulatory approval, (II) contest and resist any such action or proceeding, or (III) have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order (whether temporary, preliminary or permanent): (x) Parent shall, and shall cause its Subsidiaries to, hold separate any portion of its assets, or otherwise conduct its business or any portion of its business, in a specified manner in one or more countries for a period of up to six months after the Closing; (y) Parent shall take such actions with respect to its assets or the assets of any of its Subsidiaries (including selling, holding separate or otherwise disposing of such assets, or agreeing to, or permitting, any of the foregoing with respect to such assets); and (z) the Company at the direction of the Parent shall take such actions with respect to its assets or the assets of any of its Subsidiaries (including selling, holding separate or otherwise disposing of such assets, or agreeing to, or permitting any of the foregoing with respect to such assets); unless, in the case of actions taken pursuant to clauses (y) and (z), such actions, in the aggregate, would (taking into account both quantitative and qualitative factors, and assuming in the case of actions taken pursuant to clause (y) that such actions were or had been taken by the Company or any of its Subsidiaries with respect to assets of the Company of similar value or prospective value) result in a Material Adverse Effect on the Company. For purposes of the previous sentence only, the parties acknowledge that the value of drug candidates and discoveries may be material before they provide any revenue or profit to the Company and therefore the term "Material Adverse Effect" as it relates to the Company shall include the prospects of the Company and its Subsidiaries, taken as a whole.

            (b) To the extent permissible under applicable law or any rule, regulation or restriction of a Governmental Entity, each of Parent and the Company shall, in connection with the efforts referenced in Section 5.3(a) to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party's legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and
(iv) give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation") the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

            (c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

            Section 5.4 Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, having an aggregate value equal to 15% or more of the market capitalization of the Company, or any purchase or sale of, or tender or exchange offer for, 15% or more of the equity securities of the Company (any such proposal or offer (other than a proposal or offer made by the other party or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or (subject to Section 7.1(h)) accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Company and the Company's Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in the Company Recommendation, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, with respect to the actions contemplated by clauses (B) or (C), (i) the Company's Stockholders Meeting shall not have occurred, (ii) (x) in the case of clause (B) above, (I) such change is permitted by clause (y) of the second proviso of the first sentence of Section 5.1(b) or
(II) the Company has received an unsolicited bona fide written Acquisition Proposal from a third party and the Company's Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 8.11) and (y) in the case of clause (C) above, the Company's Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal could result in a Superior Proposal, (iii) in the case of clause (C) above, prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company's Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in Section 5.2 and (iv) in the case of clause (C) above, prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. The Company agrees that it will promptly keep Parent informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this
Section 5.4. Nothing in this Section 5.4 shall (x) permit Parent or the Company to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of Parent or the Company under this Agreement.

            Section 5.5 Employee Benefits Matters.

            (a) At the Effective Time, Parent shall provide employment to, or shall cause the Surviving Corporation to provide employment to, employees who were employed by the Company or its Subsidiaries as of the Effective Time ("Continuing Employees"). Nothing contained herein shall be deemed to guarantee employment for any period of time or preclude the Parent's ability to terminate any Continuing Employee for any reason subsequent to the Effective Time. Except as may be otherwise required by law, nothing contained herein shall require Parent to continue any particular Company Benefit Plan or compensation plan, program or arrangement, or prevent the amendment, modification or termination thereof; provided that Parent shall not take any action or cause the Surviving Corporation to take any action (by way of amendment, termination or otherwise) which is in violation of the terms of any Company Benefit Plan. From and after the Effective Time until the second anniversary of the Effective Time (the "Benefits Continuation Period"), Parent shall provide, or shall cause the Surviving Corporation to provide compensation and employee benefits to the Continuing Employees and former employees of the Company and its Subsidiaries ("Former Employees") which are substantially comparable in the aggregate to those provided to such individuals by the Company and its Subsidiaries immediately prior to the Effective Time; provided, however, that with respect to employees who are subject to collective bargaining, compensation and benefits shall be provided in accordance with the applicable collective bargaining agreements. Following the Benefits Continuation Period, Parent shall provide, or shall cause the Surviving Corporation to provide, compensation and benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent.

            (b) During the Benefits Continuation Period, Parent shall continue, or shall cause the Surviving Corporation to continue, the severance and post-retirement medical and dental benefits provided by the Company and its Subsidiaries immediately prior to the Effective

Time as provided in the Pharmacia Separation Benefit Plans, as amended through July 9, 2002. Further, Parent shall continue, or shall cause the Surviving Corporation to continue, post-retirement medical, dental and life insurance benefits for eligible Former Employees at the Company as in effect prior to the Effective Time. Following the Benefits Continuation Period, (i) Parent shall provide, or shall cause the Surviving Corporation to provide, to the Continuing Employees severance benefits that are no less favorable than those provided to similarly situated employees of Parent, and (ii) to the extent Parent alters or modifies any retiree welfare benefits provided to any Continuing Employee or Former Employee, such alteration or modification shall result in such individual (and such individual's eligible dependents) receiving retiree welfare benefits that are substantially comparable in the aggregate to those provided to similarly situated employees and former employees of Parent. During the Benefits Continuation Period, Parent shall provide, or shall cause the Surviving Corporation to provide to Continuing Employees and Former Employees employed outside of the United States compensation and benefits that are substantially comparable in the aggregate to those provided to such persons immediately prior to the Effective Time, subject to: such modifications as are necessary to comply with applicable laws of the foreign countries and their political subdivisions; and applicable labor agreements.

            (c) With respect to any Benefit Plans of Parent or the Surviving Corporation in which Continuing Employees or Former Employees first become eligible to participate on or after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees and Former Employees under any Benefit Plans of Parent or the Surviving Corporation, except to the extent that such pre-existing condition exclusions or waiting periods apply to changes made by such Continuing Employee or Former Employee under the terms of the Parent or Surviving Corporation Benefit Plan on the same basis as would apply to any employee or former employee of Parent making a similar change; (ii) provide each Continuing Employee or Former Employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan; and (iii) recognize service prior to the Effective Time with the Company, its Subsidiaries and any predecessor entities of the Company, for all purposes (including, without limitation, eligibility to participate, vesting credit, entitlement to benefits and benefit accrual) of Benefit Plans of Parent or the Surviving Corporation in which any Continuing Employee or Former Employee participates to the same extent such service would be recognized by Parent under the applicable Benefit Plan for similarly situated employees and former employees of Parent; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

            (d) From and after the Effective Time, Parent shall honor, fulfill and discharge and shall cause the Surviving Corporation to honor, fulfill and discharge, in accordance with its terms, each Company Benefit Plan and related funding arrangement, including each employment, change in control, severance and termination agreement between the Company or any of its Subsidiaries and any officer, director or employee of such company, including without limitation (i) all legal and contractual obligations pursuant to outstanding retirement plans, salary and bonus deferral plans, vested and accrued benefits and similar employment and benefit arrangements and agreements in effect as of the Effective Time, including all the "change in control" provisions under the Company Benefit Plans, and (ii) all vacation, personal and sick days accrued by Continuing Employees and Former Employees as of the Effective Time.

            Section 5.6 Fees and Expenses. Subject to Section 7.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries and
(b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be paid 50% by Parent and 50% by the Company. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

            Section 5.7 Directors' and Officers' Indemnification and Insurance.

            (a) From and after the Effective Time the Parent agrees that it will
(i) indemnify and hold harmless, against any costs or expenses (including attorney's fees), judgments, fines, losses, claims damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case, for acts or omissions at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the certificate of incorporation and bylaws of the Company and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). The obligations of Parent under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7).

            (b) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 5.7.

            Section 5.8 Public Announcements. Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, the foregoing shall be subject to the requirements of law and to each party's obligations pursuant to any listing agreement or the rules of any national securities exchange.

            Section 5.9 Accountant's Letters.

            (a) Parent shall use reasonable best efforts to cause to be delivered to the Company two letters from Parent's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            (b) The Company shall use reasonable best efforts to cause to be delivered to Parent two letters from the Company's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            Section 5.10 Listing of Shares of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of the

Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

            Section 5.11 Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the payment of dividends with respect to the Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Parent Common Stock and Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock or any shares of Parent Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger. Notwithstanding the foregoing, such coordination shall not in any manner affect the Company's ability to declare a dividend on the shares of Common Stock to effect the Monsanto Spin-Off.

            Section 5.12 Affiliates. Not less than 45 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use reasonable best efforts to cause each person identified on such list to deliver to Parent not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.12 hereto (an "Affiliate Agreement").

            Section 5.13 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

            Section 5.14 Tax Treatment. Parent and the Company intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each of Parent and the Company, and each of their respective affiliates shall, to the extent consistent with their rights and obligations under this Agreement, use their reasonable best efforts to cause the Merger to so qualify and to obtain the opinions of Cadwalader, Wickersham & Taft and Sullivan & Cromwell referred to in
Section 6.2(c) and 6.3(c) of this Agreement. For purposes of the tax opinions described in Sections 6.2(c) and 6.3(c) of this Agreement, each of Parent and the Company shall use their reasonable best efforts to provide representation letters substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) hereto, each dated on or before the date the Form S-4 shall become effective, and subsequently, on the Closing Date. Except for actions specifically contemplated by this Agreement, each of Parent, Merger Sub and the Company and each of their respective affiliates shall use their reasonable best efforts not to take any action, fail to take any action, cause any action to be taken or not taken, or suffer to exist any condition, which action or failure to take action or condition would prevent, or would be reasonably likely to prevent, (i) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) the Monsanto Spin-Off from qualifying as a Tax-free distribution under Section 355 of the Code.

            Section 5.15 Tax Certificates. The Company shall deliver to Parent at the time of the Monsanto Spin-Off, unless the Monsanto Sale Transaction (as defined in Section 5.16) shall have occurred, a representation letter in the form of Exhibit 5.15 hereto, dated as of the date of the Monsanto Spin-Off.

            Section 5.16 Completion of Spin-off or Sale of Monsanto. The Company shall cause either (i) the Monsanto Spin-Off, (ii) the sale of all or substantially all of the assets of Monsanto and transfer of all its liabilities to an entity no less creditworthy than Monsanto followed by the liquidation and dissolution of Monsanto, or (iii) the sale of all of the Company's equity interest in Monsanto (any of clauses (ii) or (iii), the "Monsanto Sale Transaction") to occur.

            Section 5.17 Restructure of Transaction. In the event that either of Cadwalader, Wickersham & Taft or Sullivan & Cromwell is unable to render its opinion pursuant to Sections 6.2(c) or 6.3(c), respectively, Parent and the Company shall negotiate in good faith to revise the structure of the business combination between the Company and Parent such that each of Cadwalader, Wickersham & Taft and Sullivan & Cromwell will be able to render such opinion, provided that no such revision to the structure of the Merger shall (a) result in any change in the Merger Consideration, (b) be adverse to the interests of Parent, the Company, Merger Sub, the holders of shares of Parent Common Stock or the holders of shares of Company Common Stock or Company Convertible Preferred Stock or other capital stock of the Company, or (c) unreasonably impede or delay consummation of the Merger. If the structure of the Merger is so revised, this Agreement shall be amended by the parties as appropriate to give effect to the revised structure of the Merger with each party executing a written amendment to this Agreement as necessary to reflect the foregoing.

            Section 5.18 Election to Parent's Board of Directors. Prior to the Effective Time, Parent shall (i) cause Mr. Frederick Hassan to be appointed to Parent's board of directors at the Effective Time and (ii) take all action necessary so that, at the Effective Time and so long as he is willing and able to serve, Mr. Hassan shall be appointed the Vice-Chairman of Parent.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

            Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. (i) The Company shall have obtained the Company Stockholder Approval in connection with the adoption of this Agreement by the stockholders of the Company and (ii) Parent shall have obtained the Parent Stockholder

Approval in connection with the approval of each of the Share Issuance and the Certificate Amendment by the stockholders of Parent.

            (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction in the United States or the European Union shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (c) HSR Act; EC Merger Regulation. Each of (i) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and any investigation opened by means of a second request for additional information or otherwise shall have been terminated or closed, and (ii) the approval of the Merger by the European Commission shall have been granted pursuant to the EC Merger Regulation.

            (d) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

            (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

            (f) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act and EC Merger Regulation (which are addressed in Section 6.1(c)), all consents, clearances, approvals and actions of, filings with and notices to any Governmental Entity required of Parent, the Company or any of their Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger, the Share Issuance and the other transactions contemplated hereby shall have been made or obtained (as the case may be), except for those the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger.

            (g) Blue Sky Approvals. Parent shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

            Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

            (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

            (c) Tax Opinions. Parent shall have received from Cadwalader, Wickersham & Taft, counsel to Parent, on or before the date the Form S-4 shall become effective, and subsequently, on the Closing Date, written opinions dated as of such dates substantially in the form of Exhibit 6.2(c)(1). In rendering such opinions, counsel to Parent shall be entitled to rely upon representations provided by Parent and the Company substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to Parent deems reasonably necessary).

            (d) Tax Certificates. The Company shall have delivered to Parent at the time of the Monsanto Spin-Off, unless the Monsanto Sale Transaction shall have occurred, a representation letter in the form of Exhibit 5.15 hereto, dated as of the date of the Monsanto Spin-Off.

            (e) The Company Rights Agreement. No Share Acquisition Date or Distribution Date (as such terms are defined in Company Rights Agreement) shall have occurred pursuant to Company Rights Agreement.

            (f) Events Related to Monsanto. The Monsanto Sale Transaction or the Monsanto Spin-Off shall have been completed.

            (g) No Material Change. The Company and its Subsidiaries shall not have suffered from the date of this Agreement any change that would reasonably be expected to have a Material Adverse Effect on the Company.

            Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Parent set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on

Parent, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

            (b) Performance of Obligations of Parent. Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

            (c) Tax Opinions. The Company shall have received from Sullivan & Cromwell, counsel to the Company, on or before the date the Form S-4 shall become effective, and subsequently, on the Closing Date, written opinions dated as of such dates substantially in the form of Exhibit 6.3(c)(1). In rendering such opinion, counsel to the Company shall be entitled to rely upon representations provided by Parent and the Company substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to the Company deems reasonably necessary).

            (d) Events Related to Monsanto. The Monsanto Sale Transaction or the Monsanto Spin-Off shall have been completed; provided, that the Company shall not be entitled to assert this condition to Closing if it has not complied with the terms of Section 5.16 hereof. (e) Parent Rights Agreement. No Stock Acquisition Date or Distribution Date (as such terms are defined in the Parent Rights Agreement) shall have occurred pursuant to the Parent Rights Agreement.

            (f) No Material Changes. Parent and its Subsidiaries shall not have suffered from the date of this Agreement any change that would reasonably be expected to have a Material Adverse Effect on Parent.

                                  ARTICLE VII

                            TERMINATION AND AMENDMENT

            Section 7.1 General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the stockholders of the
Company:

            (a) by mutual written consent duly authorized by the Boards of the Company and Parent;

            (b) by the Company or Parent if the Closing shall not have occurred on or before April 15, 2003 (the "Termination Date" which term shall include the date of any extension under this Section 7.1(b)); provided, however, that if on the Termination Date the conditions to Closing set forth in Sections 6.1(c) and 6.1(f) shall not have been fulfilled but all other conditions to Closing shall or shall be capable of being fulfilled then the Termination Date shall be automatically extended to July 15, 2003 (the "Extended Termination Date"); and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur before such date;

            (c) by the Company, if Parent shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by Parent prior to the Termination Date and (2) renders the condition set forth in
Section 6.3(a) or 6.3(b) incapable of being satisfied prior to the Termination Date;

            (d) by Parent, if the Company shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by the Company prior to the Termination Date and (2) renders the condition set forth in Section 6.2(a) or 6.2(b) incapable of being satisfied prior to the Termination Date;

            (e) by the Company or Parent, upon written notice to the other party, if a Governmental Entity of competent jurisdiction in the United States or of the European Union shall have issued an order, judgment, decision, opinion, decree or ruling or taken any other action (which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve, annul, quash, or lift, as applicable, subject to the provisions of Section 5.3) permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (e) has fulfilled its obligations under Section 5.3;

            (f) by the Company if (i) the Board of Directors of Parent shall have withdrawn or changed or modified the Parent Recommendation in a manner adverse to the Company or (ii) for any reason Parent fails to call or hold the Parent Stockholders Meeting within six months of the date hereof (provided that if the Form S-4 shall not have become effective for purposes of the Federal securities laws by the date that is 20 business days prior to the date that is five months from the date hereof, then such six month period shall be extended by the number of days from that elapse from the end of the five-month period until the effective date of the Form S-4);

            (g) by Parent if (i) the Board of Directors of the Company shall have withdrawn or changed or modified the Company Recommendation in a manner adverse to Parent or (ii) for any reason the Company fails to call or hold the Company Stockholders Meeting within six months of the date hereof (provided that if the Form S-4 shall not have become effective for purposes of the Federal securities laws by the date that is 20 business days prior to the date that is five months from the date hereof, then such six month period shall be extended by the number of days from that elapse from the end of the five-month period until the effective date of the Form S-4);

            (h) by the Company, if the (i) Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal to the Company and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for such Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the Company's stockholders as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such five-day period, and (iii) the Company, at or prior to any termination pursuant to this Section 7.1(h), pays Parent the Termination Fee (as defined below) set forth in Section 7.2;

            (i) by the Company or Parent, if the Parent Stockholder Approval shall not have been received at a duly held meeting of the stockholders of Parent called for such purpose (including any adjournment or postponement thereof); and

            (j) by the Company or Parent, if the Company Stockholder Approval shall not have been received at a duly held meeting of the stockholders of the Company called for such purpose (including any adjournment or postponement thereof).

            Section 7.2 Obligations in Event of Termination.

            (a) In the event of any termination of this Agreement as provided in
Section 7.1, this Agreement shall forthwith become wholly void and of no further force and effect (except with respect to Section 3.1(j), Section 3.2(l), Section 5.2, Section 5.6, this Section 7.2 and Article VIII, which shall remain in full force and effect) and there shall be no liability on the part of the Company or Parent; provided, however, that termination shall not preclude any party from suing the other party for, or relieve any party hereto from any liability arising from a, willful breach of this Agreement; and, provided, further, however, that if this Agreement is terminated for any reason, other than a termination (1) by Parent pursuant to Section 7.1(g) (but only if the reason for the termination was based on a Change in the Company Recommendation pursuant to the terms of Section 5.4) or (2) by the Company pursuant to Section 7.1(h), then the provisions of the sixth paragraph of the Confidentiality Agreement shall continue to apply following the termination of the Merger Agreement and the date set forth in the definition of "Standstill Period" set forth in the last sentence of the sixth paragraph of the Confidentiality Agreement shall be modified to be the date that is two (2) years from the date of the termination of the Merger Agreement; provided, however, that the provisions of the sixth paragraph of the Confidentiality Agreement shall terminate on the date that an event described in clause (y) of such paragraph shall occur and provided further that the Company agrees to notify Parent not later than 48 hours prior to entering into any agreement with respect to a Business Combination.

            (b) If this Agreement is terminated (i) by Parent pursuant to
Section 7.1(g) (but only if, on or before the date this Agreement is terminated, there shall have been made an offer or proposal for, or any announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), a transaction that would constitute a Business Combination involving the Company (whether or not such offer, proposal, announcement or agreement will have been rejected or withdrawn prior to the date this Agreement is terminated)); (ii) by Parent or the Company pursuant to Section 7.1(j) because of the failure to obtain the Company Stockholder Approval (but only if, after the date hereof and prior to the Company Stockholder Meeting, there shall have been made public to a significant number of the Company's stockholders an offer or proposal for, or any public announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), a transaction that would constitute a Business Combination involving the Company (whether or not such offer, proposal, announcement or agreement will have been rejected or withdrawn prior to the date of the Company Stockholder Meeting));
(iii) by Parent or the Company pursuant to Section 7.1(b) because the Merger shall not have been consummated at or prior to the Termination Date or the Extended Termination Date, as the case may be, and, at the time of the termination, (x) the Company Stockholder Approval shall not have been obtained and (y) after the date hereof and prior to the Termination Date or the Extended Termination Date, as the case may be, there shall have been made an offer or proposal for, or an announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), a transaction that would constitute a Business Combination involving the Company (whether or not such offer, proposal, announcement or agreement will have been rejected or withdrawn prior to the Termination Date or the Extended Termination Date, as the case may
be); or (iv) by the Company pursuant to Section 7.1(h), then (A) in the case of clauses (b)(i), (b)(ii), and (b)(iii) if within twelve months of termination of this Agreement, the Company enters into a definitive agreement with any Person (other than Parent or any of Parent's affiliates) with respect to a Business Combination or any Business Combination with respect to the Company is consummated, then the Company shall pay to Parent, not later than one business day after the earlier of the date such agreement is entered into or such Business Combination is consummated, a termination fee of $1,600,000,000 (the "Termination Fee") and (B) in the case of clauses (b)(iv), the Company shall pay to Parent, at or prior to such termination pursuant to Section 7.1(h), the Termination Fee. Notwithstanding the foregoing, no Termination Fee shall be payable by the Company to Parent if the Parent stockholders do not approve the Share Issuance or Certificate Amendment.

            (c) For the purposes of this Section 7.2, "Business Combination" means with respect to the Company, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) the Company's stockholders prior to such transaction (by virtue of their ownership of such party's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any Person shall beneficially own, directly or indirectly, at least 40% of the voting securities of such ultimate parent entity or (B) the individuals comprising the board of directors of the Company prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 40% or more of the common stock of the Company whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which the Company's stockholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person).

            (d) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Parent.

            (e) The parties each agree that the agreements contained in Section 7.2(b) are an integral part of the transaction contemplated by this Agreement and constitute liquidated damages and not a penalty. If the Company fails to promptly pay Parent any fee due under such Section 7.2(b), the Company shall pay the costs and expenses of Parent (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or legal action, taken to collect payment.

            Section 7.3 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

            Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

            Section 7.5 No Effect on Existing Agreements. Except as expressly set forth herein, nothing in this Agreement shall affect the rights and obligations of the parties with respect to any other agreements between the parties, including without limitation, the Co-Promotion Agreements.

                                    ARTICLE
                                      VIII

                               GENERAL PROVISIONS

            Section 8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.7) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

            Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (a)   if to Parent or Merger Sub, to:

                  Pfizer Inc.
                  235 East 42nd Street
                  New York, New York 10017
                  Fax: (212) 808-8924
                  Attention:  Jeffrey Kindler, Esq.

                  with a copy to:

                  Cadwalader, Wickersham & Taft
                  100 Maiden Lane
                  New York, New York 10038
                  Fax: (212) 504-6666
                  Attention:  Dennis J. Block, Esq.

            (b)   if to the Company to:

                  Pharmacia Corporation
                  100 Route 206 North
                  Peapack, New Jersey 07977
                  Fax: (908) 901-1810
                  Attention:  Richard T. Collier, Esq.

                  with a copy to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Fax: (212) 558-3588
                  Attention:  Neil T. Anderson, Esq.
                              Keith A. Pagnani, Esq.

            Section 8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation.

            Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

            Section 8.5 Entire Agreement; No Third Party Beneficiaries.

            (a) This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

            (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

            Section 8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York (without giving effect to choice of law principles thereof).

            Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            Section 8.9 Submission to Jurisdiction; Waivers. Each of Parent and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Parent and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Parent and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

            Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

            Section 8.11 Definitions. As used in this Agreement:

            (a) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

            (b) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement and contract, written or oral) in effect on the date of this Agreement or disclosed on the Company Disclosure Schedule or the

Parent Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

            (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

            (d) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

            (e) "Confidentiality Agreement" means the letter agreement, dated June 27, 2002 between Parent and the Company.

            (f) "known" or "knowledge" means, with respect to any party, the actual knowledge of such party's executive officers and senior management as listed on such party's annual report to its shareholders and such knowledge as would be reasonably expected to be known by such executive officers in the ordinary and usual course of the performance of their professional responsibilities to such party.

            (g) "Material Adverse Effect" means, with respect to any entity, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries, taken as a whole, other than any event, change, circumstance or effect relating (w) to the economy or financial markets in general, (x) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity, (y) to changes in applicable law or regulations or in GAAP or (z) to the announcement of this Agreement or the transactions contemplated hereby or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on Parent or its Subsidiaries contained in this Agreement shall be deemed to refer solely to Parent and its Subsidiaries without including its ownership of the Company and its Subsidiaries after the Merger.

            (h) "other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company, unless the context otherwise requires.

            (i) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

            (j) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; provided, that the parties agree that notwithstanding any other provision of this Agreement, the term "Subsidiary" shall not, with respect to the Company and for the purposes of (x) Section 6.2(a) (as it relates to the accuracy of the Company's representations and warranties as of the Closing Date only), but only if the Monsanto Spin-Off shall have occurred, and (y) Article IV (except as to the ability of the Company to control or prohibit action of Monsanto pursuant to the Separation Agreements or otherwise), Article V (except as to the ability of the Company to control or prohibit action of Monsanto pursuant to the Separation Agreements or otherwise) and Section 7.1(d) only, include Monsanto Company.

            (k) "Superior Proposal" means with respect to the Company, a bona fide written proposal made by a third party which is (I)(i) for a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (ii) for the acquisition, directly or indirectly, by such third party of beneficial ownership of 30% or more of the common stock of the Company whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and which is (II) otherwise on terms which the Board of Directors of the Company in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal, (i) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed.

            IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       PFIZER INC.



                                       By: /s/ Henry A. McKinnell
                                           ------------------------------
                                           Henry A. McKinnell, Ph.D.
                                           Chairman of the Board and
                                           Chief Executive Officer


                                       PILSNER ACQUISITION SUB CORP.



                                       By: /s/ David Shedlarz
                                           ------------------------------
                                           David Shedlarz
                                           President

                                       PHARMACIA CORPORATION



                                       By: /s/ Fred Hassan
                                           ------------------------------
                                           Fred Hassan
                                           Chairman and Chief
                                           Executive Officer

                                      Index

                                                                            PAGE


Acquisition Proposal.....................................................    43
Actions..................................................................    15
affiliate................................................................    10
Affiliate Agreement......................................................    48
Agreement................................................................     1
beneficial ownership.....................................................    59
beneficially own.........................................................    59
Benefit Plans............................................................    59
Benefits Continuation Period.............................................    44
Blue Sky Laws............................................................    14
Board of Directors.......................................................    60
Business Combination.....................................................    55
Business Day.............................................................    60
Certificate Amendment....................................................    13
Certificate of Merger....................................................     2
Certificates.............................................................     3
Change...................................................................    39
Change in the Company Recommendation.....................................    39
Change in the Parent Recommendation......................................    39
Closing..................................................................     2
Closing Date.............................................................     2
Code.....................................................................     1
Common Certificates......................................................     3
Common Stock Merger Consideration........................................     3
Company..................................................................     1
Company Benefit Plan.....................................................    28
Company Board Approval...................................................    24
Company Common Stock.....................................................     1
Company Convertible Preferred Stock......................................     1
Company Disclosure Schedule..............................................    20
Company Exhibit 21.......................................................    21
Company Permits..........................................................    25
Company Recommendation...................................................    39
Company Rights...........................................................    21
Company Rights Agreement.................................................    21
Company SEC Reports......................................................    23
Company Stock Option Plans...............................................    22
Company Stock Options....................................................    21
Company Stockholder Approval.............................................    25
Company Stockholders Meeting.............................................    38
Company Voting Debt......................................................    22
Confidential Information.................................................    40

Confidentiality Agreement................................................    60
Continuing Employee......................................................    44
Co-Promotion Agreements..................................................    29
DGCL.....................................................................     2
DOJ......................................................................    42
EC Merger Regulation.....................................................    42
Effective Time...........................................................    .2
Environmental Claim......................................................    18
Environmental Law........................................................    18
Environmental Liabilities................................................    18
ERISA....................................................................    59
Exchange Act.............................................................     5
Exchange Agent...........................................................     6
Exchange Fund............................................................     6
Exchange Ratio...........................................................     3
Expenses.................................................................    46
Extended Termination Date................................................    53
FCPA.....................................................................    17
Form S-4.................................................................    37
Former Employees.........................................................    44
FTC......................................................................    42
GAAP.....................................................................    14
Governmental Entity......................................................    13
Hazardous Material.......................................................    18
HSR Act..................................................................    14
Intellectual Property....................................................    19
Joint Proxy Statement/Prospectus.........................................    37
knowledge................................................................    60
known....................................................................    60
Liens....................................................................    11
Material Adverse Effect..................................................    60
Merger...................................................................     1
Merger Consideration.....................................................     3
Merger Sub...............................................................     1
Monsanto.................................................................     5
Monsanto Indebtedness....................................................    36
Monsanto Sale Transaction................................................    49
Monsanto Spin-Off........................................................     5
Necessary Consents.......................................................    14
NYSE.....................................................................     8
other party..............................................................    60
Parent...................................................................     1
Parent Board Approval....................................................    15
Parent Common Stock......................................................     1
Parent Convertible Preferred Stock.......................................     1

Parent Disclosure Schedule...............................................    10
Parent Exhibit 21........................................................    11
Parent Permits...........................................................    16
Parent Recommendation....................................................    39
Parent Rights............................................................    11
Parent Rights Agreement..................................................    11
Parent SEC Reports.......................................................    14
Parent Stock Option Plans................................................    12
Parent Stock Options.....................................................    12
Parent Stockholder Approval..............................................    13
Parent Stockholders Meeting..............................................    39
Parent Voting Debt.......................................................    12
parties..................................................................    .1
Permitted Capital Expenditure............................................    33
Person...................................................................    60
Preferred Certificates...................................................     3
Preferred Merger Consideration...........................................     3
Qualifying Amendment.....................................................    38
Regulatory Law...........................................................    42
Representatives..........................................................    40
Rights Agreement Amendment...............................................    29
SEC......................................................................    10
Securities Act...........................................................    10
Separation Agreements....................................................    36
Series B Preferred Stock.................................................     1
Share Issuance...........................................................    13
Subsidiary...............................................................    60
Superior Proposal........................................................    61
Surviving Corporation....................................................     2
Tax Return...............................................................    20
Taxes....................................................................    20
Termination Date.........................................................    52
Termination Fee..........................................................    55
Violation................................................................    13